Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net Income of $686 thousand for the third fiscal quarter of 2012 and $2.2 million for the nine month period ended March 31, 2012
•	Earnings per share for the nine months ended March 31, 2012 increased by 27.7% over the same period last year
•	4.9% annualized growth in total loans and 16.7% annualized growth in total deposits during the nine months ended March 31, 2012
•	Annualized net charge-off to total loans ratio of 0.04%, down from 0.39% from the same period last year

Minerva, Ohio— April 24, 2012 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported third fiscal quarter 2012 earnings per share of $0.33 compared to $0.24 for the same period ended March 31, 2011 and compared to $0.39 for the previous quarter ended December 31, 2011. Net income for the third fiscal quarter of 2012 was $686 thousand, an increase of $204 thousand, or 42.3%, from the same period last year, but a decrease of $105 thousand, or 13.3%, from the previous quarter ended December 31, 2011.

For the nine months ended March 31, 2012, net income was $2.2 million compared to $1.7 million for the same period last year. Fiscal year-to-date net income per share increased by 27.7% to $1.06 compared to $0.83 for the same period last year. Return on average assets and return on average equity for the nine months ended March 31, 2012 were 0.92% and 10.87%, respectively, compared to 0.81% and 9.28%, respectively, for the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated, “the third quarter results reflect customer growth throughout our market area, strong credit performance, and increasing demand for small business, agricultural, and consumer lending. The Bank’s earnings results have allowed for strategic investments in the Canton market. Our new Jackson-Belden loan office and expanded mortgages services department strengthen Consumers’ position in Stark County and extends our footprint to the Canton market. Growth in core relationships have resulted in an annualized 16.7% growth in deposits, 28.1% increase in year-to-date earnings, and 8.3% increase in book value for the nine months ended March 31, 2012. Asset quality remains stable across the Bank’s portfolios with declines in both the charge-off and non-performing asset ratios. The Bank continues to be well-positioned to take advantage of future opportunities.”

Net interest income for the third fiscal quarter of 2012 increased by $211 thousand from the same period last year, with interest income increasing by $114 thousand and interest expense decreasing by $97 thousand. The net interest margin was 4.03% for the quarter ended March 31, 2012 compared to 4.05% for the previous quarter ended December 31, 2011 and 4.20% for the same year ago period. The Corporation’s yield on average interest-earning assets declined to 4.49% for the three months ended March 31, 2012 from 4.86% for the same period last year. The Corporation’s cost of funds decreased to 0.60% for the three months ended March 31, 2012 from 0.89% for the same period last year.

Other income increased by $183 thousand to $585 thousand for the third fiscal quarter of 2012 compared with $402 thousand for the same period last year. Within other income, service charges on deposit accounts increased by $37 thousand, or 12.3%, and debit card interchange income increased by $27 thousand, or 16.9%, from the same period last year. Other income in the third fiscal quarter of 2011 was impacted by a $150 thousand impairment charge on the Bank’s only trust preferred holding. Other expenses increased by $192 thousand, or 7.9%, for the third fiscal quarter of 2012 from the same period last year.

Assets at March 31, 2012 totaled $329.8 million, an increase of $29.6 million from June 30, 2011. From June 30, 2011, total securities increased by $17.9 million, loans increased by $6.5 million and deposits increased by $31.1 million.

Non-performing assets were $2.0 million at March 31, 2012, compared with $1.8 million at June 30, 2011 and $2.1 million at March 31, 2011. Non-performing assets to total assets were 0.61% at March 31, 2012 compared with 0.72% at March 31, 2011. The allowance for loan losses as a percentage of non-performing loans was 110.7% at March 31, 2012, 119.4% at June 30, 2011 and 99.9% at March 31, 2011.

Consumers provides a complete range of banking and other investment services to businesses and clients through its eleven full service locations and a loan production office in Stark, Carroll and Columbiana counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, including employment and real estate markets, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated, changes in levels of market interest rates which could reduce anticipated or actual margins, the nature, extent and timing of governmental actions and reforms, credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights
(Dollars in thousands, except per share data)

	Three Month Period Ended		Nine Month Period Ended
Consolidated Statements of Income	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Total interest income	$3,264	$3,150	$9,840	$9,575
Total interest expense	345	442	1,127	1,498
Net interest income	2,919	2,708	8,713	8,077
Provision for loan losses	11	100	170	344
Other income	585	402	1,954	1,590
Other expenses	2,611	2,419	7,673	7,161
Income before income taxes	882	591	2,824	2,162
Income tax expense	196	109	660	473
Net income	$686	$482	$2,164	$1,689

Basic and diluted earnings per share	$0.33	$0.24	$1.06	$0.83

Consolidated Statements of Financial Condition		March 31, 2012	March 31, 2011
Assets
Cash and cash equivalents		$20,377	$14,792
Certificates of deposit in other financial institutions		3,430	4,165
Securities, available-for-sale		109,773	82,112
Federal bank and other restricted stocks, at cost		1,186	1,186
Total loans		184,075	176,898
Less: allowance for loan losses		2,214	2,101
Net loans		181,861	174,797
Other assets		13,146	12,785
Total assets		$329,773	$289,837
Liabilities and Shareholders’ Equity
Deposits		$279,304	$241,879
Other interest-bearing liabilities		20,944	21,795
Other liabilities		2,049	1,959
Total liabilities		302,297	265,633
Shareholders’ equity		27,476	24,204
Total liabilities and shareholders’ equity		$329,773	$289,837

		At or For the Nine Month Period Ended
Performance Ratios:		March 31, 2012	March 31, 2011
Return on Average Assets (Annualized)		0.92%	0.81%
Return on Average Equity (Annualized)		10.87	9.28
Average Equity to Average Assets		8.53	8.75
Net Interest Margin (Fully Tax Equivalent)		4.07	4.23

Market Data:
Book Value to Common Share		$13.38	$11.83
Fiscal YTD Dividends Paid per Common Share		0.33	0.30
Period End Common Shares		2,053,051	2,046,673

Asset Quality:
Net Charge-offs to Total Loans (Annualized)		0.04%	0.39%
Non-performing Assets to Total Assets		0.61	0.72
ALLL to Total Loans		1.20	1.19